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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               PICK-UPS PLUS, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

                 Delaware                              31-1438392
                 --------                              ----------
     (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                                 1000 Ohio Pike
                                     Suite 5
                             Cincinnati, Ohio 45245
                       -----------------------------------
               (Address of Principal Executive Office) (Zip Code)

                         Commission File No.: 000-28255

                 Consulting Agreement and Employee Compensation
                                -----------------
                            (Full title of the plan)

                                 1000 Ohio Pike
                                     Suite 5
                             Cincinnati, Ohio 45245
                        ---------------------------------
                     (Name and address of agent for service)

                                 (513) 943-1040
                          ----------------------------
          (Telephone number, including area code, of agent for service)
                                  -------------
                         CALCULATION OF REGISTRATION FEE

============================================================================================================
                          Proposed               Proposed
Title of                  Amount                 Maximum                 Maximum                Amount of
Securities to             to be                  Offering Price          Aggregate              Registration
Be Registered             Registered             Per Share (1)           Offering Price (1)     Fee
-------------             ----------             -------------           ------------------     ------------
Common Stock,             17,580,000             $0.01                   $175,800               $18.81
par value $.0001
per share
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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on July 13, 2006
============================================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

         Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.


ITEM 2.  INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Registrant will provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to 4360 Ferguson Drive, Suite 120, Cincinnati, Ohio 54245.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

         1. Pick-Ups Plus, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005;

         2. Pick-Ups Plus, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006; and

         3. All reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since May 11, 1999.

         All documents filed by Pick-Ups Plus, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

         We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Merritt Jesson at 4360 Ferguson Drive, Suite 120, Cincinnati, Ohio 54245 (513) 943-1040.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

         The authorized capital stock of Registrant consists of Ten Million (10,000,000) shares of Preferred stock, $1.00 par value of which none are issued and outstanding and Two Hundred Fifty Million shares (250,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As of May 10, 2006, there were One Hundred Fifty-Eight Million Seven Hundred Seventy Four Thousand One Hundred Sixty Nine (158,774,169) shares of Common Stock issued and outstanding.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

         The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable

ITEM 8.  EXHIBITS.

3.1      Articles of Incorporation of the Company, as amended (1)
3.2      By-laws of the Company, as amended (1)
5.1      Opinion of Michael S. Krome, Esq. (2)
23.1     Consent of Lazar Levine & Felix, LLP, Independent Auditor (2)
24.1     Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)

     (1) Incorporated by reference from the Company's Amended Report on Form 10-SB, filed with the Commission on May 11, 1999, and as amended thereafter, and incorporated herein by reference.
     (2) Filed Herewith


ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Mason, State of Ohio on July 14, 2006.

                                    Pick-Ups Plus, Inc.

                                    By:   /s/ Merrit Jesson
                                    ------------------------------
                                    Merritt Jesson, President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Fitzgerald, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


Signature                      Title                         Date
----------                     -----                         ----

(1) Principal Executive

/s/ Merritt Jesson             President                     July 14, 2006
-------------------
Merritt Jesson

/s/ Robert White               Chief Financial Officer       July 14, 2006
-------------------
Robert White

(2) Directors

/s/ Merrit Jesson              Director                      July 14, 2006
-------------------
Merrit Jesson

/s/ Robert White               Director                      July 14, 2006
-------------------
Robert White


/s/ Robert Ellis               Director                      July 14, 2006
-------------------
Robert Ellis

EXHIBIT INDEX

Exhibit No.   Description
3.3           Articles of Incorporation of the Company, as amended (1)
3.4           By-laws of the Company, as amended (1)
5.1           Opinion of Michael S. Krome, Esq. (2)
10.1          Consulting Agreement dated January 1, 2006, between the Company and William Angell (2)
10.2          Consulting Agreement dated April 1, 2006, between the Company and
              KDNY (2)
10.3          Consulting Agreement dated July 1, 2006, between the Company and
              Don Quaterman (2)
10.4          Consulting Agreement dated July 1, 2006, between the Company and
              Terry Andrews (2)
23.1          Consent of Lazar Levine & Felix, LLP, Independent Auditor (2)
24.1          Consent of Michael S. Krome, Esq. (included in Exhibit 5.1)

     (1) Incorporated by reference from the Company's Amended Report on Form 10-SB, filed with the Commission on May 11, 1999, and as amended thereafter, and incorporated herein by reference.
     (2) Filed Herewith
     (3) Filed as Exhibit to S-8 dated May 24, 2002.














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